Exhibit 6.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) entered into this 1st day of May 2018 (the “Effective Date”), is by and between Global Cancer Technology, Inc., a corporation formed under the laws of the State of Arizona (the “Employer”), and John P Clark (the “Employee”).

RECITALS:

WHEREAS, the Employer desires to engage the services of the Employee as CEO, and the Employee is willing to render such services to the Employer in consideration of the terms and conditions agreed to by the parties; and

WHEREAS, the Board of Directors of the Employer (the “Board”) has approved the employment of the Employee on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Employer agrees to employ the Employee, and the Employee agrees to perform services for the Employer as an employee, upon the terms and conditions set forth herein.

1.	TERM.

The initial term of this Agreement shall commence on the Effective Date and shall be for a period of Five (5) years (the “Initial Term”), unless it is terminated earlier as provided herein. Beginning on expiration of the Initial Term, and on each anniversary thereafter, unless it is terminated earlier as provided herein or unless the Employer delivers written notice to the Employee of its intention not to extend the Agreement at least ninety (90) days before the expiration of the Initial Term or any anniversary date thereafter, the term of this Agreement shall automatically be extended for unlimited additional one-year terms (the Initial Term and any extension or extensions are referred to herein as the “Employment Term”). The terms of this Agreement shall be binding upon the parties hereto from the Effective Date throughout the Employment Term. The restrictive covenants in Section 4(c) and in Section 9 hereof shall survive the termination of this Agreement.

2.	TITLE AND DUTIES.

The Employee shall be employed as CEO of the Employer. The Employee shall perform such services consistent with his position as might be assigned to him from time to time by the Employer and are consistent with the bylaws of the Employer, including, but not limited to, service for any subsidiary, partnership, limited liability company, joint venture, trust or other enterprise or entity controlled by the Employer. The Board has appointed the Employee to serve as the CEO and Employee shall have such responsibilities and authority as is commensurate with such office and as may be prescribed by the Board and bylaws of the Employer. The Board shall have the right to review and change the duties, responsibilities, and functions of Employee from time to time as it may deem necessary or appropriate; provided, however, that such duties, responsibilities, and functions remain consistent with the Employees status as a senior executive officer of the Employer. The Employee shall report directly to the Board of Directors.

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3.	LOCATION.

The Employee’s place of employment shall be the offices of the Employer, or at such other location as mutually agreed between the Employer and the Employee, but in no event outside San Diego County.

4.	EXTENT OF SERVICES.

a.       Duty to Perform Services.

The Employee agrees not to engage in any material business activities during the term of this Agreement except those that are for the benefit of the Employer and its subsidiaries, and to devote not less than substantially all of his entire business time, attention, skill, and effort to the performance of his duties under this Agreement for the Employer and any corporation controlled by the Employer now or during the term of this Agreement. Notwithstanding the foregoing, the Employee may engage in charitable, professional and civic activities that do not impair the performance of his duties to the Employer, as the same may be changed from time to time. In addition, Employee may serve on the board of directors of up to 5 companies not engaged in business which may reasonably compete with the business of the Employer, provided that Employee shall not be required to render any material services with respect to the operations or affairs of any such company. Nothing contained herein shall prevent the Employee from managing his own personal investments and affairs, including, but not limited to, investing his assets in the securities of publicly traded companies; provided, however, that the Employee’s activities do not constitute a conflict of interest, violate securities laws, or otherwise interfere with the performance of his duties and responsibilities as described herein. The Employee agrees to adhere to the Employer’s published policies and procedures, or code of conduct, as each is adopted from time to time, affecting directors, officers, employees, and agents and shall use his best efforts to promote the Employer’s interest, reputation, business and welfare.

b.       Corporate Opportunities.

The Employee agrees that he will not take personal advantage of any the Employer business opportunities that arise during his employment with the Employer and that might be of benefit to the Employer. All material facts regarding such opportunities shall be promptly reported to the Board for consideration by the Employer.

c.       Non-Disparagement.

The Employee agrees that, during the Employment Term and for one year thereafter, he shall not, in any communications with the press or other media or any customer, client or supplier of the Employer, or any of Employer’s affiliates, criticize, ridicule or make any statement which disparages or is derogatory of the Employer or its affiliates or any of their respective directors or senior officers.

d.       Representations Regarding Past Agreements.

The Employee hereby represents and warrants to the Employer that the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, or result in breach or default under, or require the consent of, any other party under any agreement to which the Employee is a party.

5.	COMPENSATION AND BENEFITS.

a.       Base Salary.

The Employee’s annual base salary shall be $100,000. The base salary shall be payable in equal installments in accordance with the Employer’s standard payroll practices. The Employee’s annual base salary shall be further reviewed no less frequently than annually for increases in the discretion of the Compensation Committee and/or Board, taking into account the compensation level for employees with similar skills and responsibilities at companies comparable to the Employer, the financial condition of the Employer, and the Employee’s value to the Employer relative to other members of the executive management of the Employer; provided, however, that at no time during the term of this Agreement shall the Employee’s base salary be decreased from the base salary then in effect except as part of an general program of salary adjustment by the Employer applicable to all vice presidents and above.

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b.       Compensation for Accepting Employment.

For accepting employment with the Employer, the Employee shall receive the following signing bonus: 100,000 shares of common stock from the employee stock option plan.

c.       Performance Compensation.

Employee will be eligible to receive an annual bonus of a minimum of 50% and a maximum of 400% of the then applicable Base Salary, less applicable withholding taxes, upon achievement of annual performance objectives to be determined in good faith by the Compensation Committee or the Board and the Employee, which objectives for the first year of this Agreement will be established within thirty (30) days of the Effective Date. Objectives for subsequent years will be determined as set forth herein within thirty (30) days of each anniversary of this Agreement. Bonus payments will be paid to the Employee not later than thirty (30) days following achievement of annual performance objectives, but in no event later than thirty (30) days following each anniversary of this Agreement.

d.       Other Benefits.

During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Employer of general applicability to other senior executives of the Employer, including, without limitation, the Employer’s group medical, dental, vision, disability, life insurance, flexible-spending account, 401(k) and other plans. Failure to provide full medical, dental and vision coverage under a PPO or equivalent plan to Employee that will fully cover Employee, Employee’s spouse and all Employee’s dependents, during the Employment Term, will constitute a material breach of this Agreement.

e.       Withholding Taxes.

The Employer may make any appropriate arrangements to deduct from all benefits provided hereunder any taxes reasonably determined to be required to be withheld by any government or government agency. The Employee shall bear all taxes on benefits provided hereunder to the extent that no taxes are withheld, irrespective of whether withholding is required.

f.       Vacation.

Employee will be entitled to paid vacation of Twelve (12) weeks per year in accordance with the Employer’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

g.       Reimbursement of Business Expenses.

The Employer shall promptly reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of such supporting information and documentation as the Employer may reasonably request in accordance with company policy and the requirements of the Internal Revenue Code.

6.	TERMINATION OF EMPLOYMENT.

a.       Termination Due to Death.

The Employee’s employment and this Agreement shall terminate immediately upon his death. If the Employee’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:

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(i)       payment of any unpaid portion of his base salary through the date of such termination;

(ii)       reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder;

(iii)       the right to elect continuation coverage of insurance benefits to the extent required by law;

(iv)       full and immediate vesting of any unexercised stock options or restricted stock grants;

(v)        any pension survivor benefits that may become due pursuant to any employee benefit plan or program of the Employer; and

(vi)       payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of the Employer, this Agreement, or any other agreement between the Employer and the Employee.

b.       Termination Due to Disability.

The Employer may terminate the Employee’s employment at any time if the Employee becomes disabled, upon written notice by the Employer to the Employee. For all purposes under this Agreement, “Disability” shall mean that the Employee, at the time the notice is given, has been unable to perform his duties under this Agreement for a period of not less than ninety (90) days during any 180-day period as a result of the Employee’s incapacity due to physical or mental illness. If the Employee’s employment is terminated due to his disability, he shall be entitled to:

(i)       payment of any unpaid portion of his base salary through the date of such termination;

(ii)       reimbursement for any outstanding reasonable business expenses he has incurred in performing his duties hereunder;

(iii)       the right to elect continuation coverage of insurance benefits to the extent required by law;

(iv)       full and immediate vesting of any unexercised stock options or restricted stock grants; and

(v)       payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of the Employer, this Agreement, or any other agreement between the Employer and the Employee.

As soon as administratively possible following the Effective Date, the Employer shall make available to the Employee, and other similarly-situated employees, a disability benefit plan, paid by the Employer, that provides monthly payments to Employee equal to at least two thirds (2/3) of the highest monthly base salary Employee receives pursuant to this Agreement, which payment will continue for as long as Employee remains disabled.

c.       Termination for Cause.

The Employer may terminate the Employee’s employment at any time for Cause, provided that it gives written notice of termination to the Employee as set forth below. If the Employee’s employment is terminated for Cause, as defined below, he shall be entitled to:

(i)        payment of any unpaid portion of his base salary through the date of such termination;

(ii)      reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder through the date of such termination;

(iii)     the right to elect continuation coverage of insurance benefits to the extent required by law; and

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(iv)     payment of any accrued but unpaid benefits and any other rights through the date of termination, excluding any severance package benefits, as required by the terms of any employee benefit plan or program of the Employer, this Agreement, or any other agreement between the Employer and the Employee.

For purposes of this Agreement, a termination for “Cause” shall mean: (i) the final conviction of Employee of, or Employee’s plea of guilty or nolo contendere to, any felony or a crime involving dishonesty, fraud, or moral turpitude; (ii) the indictment of Employee for any felony or a crime involving dishonesty, fraud, or moral turpitude which, in the reasonable good-faith judgment of the Board, has materially damaged, or could materially damage, the reputation of the Employer or would materially interfere with the performance of services by the Employee; (iii) the willful commission of fraud, nonincidental misappropriation, embezzlement, or other dishonest act by Employee against the Employer; (iv) Employee’s use of illegal drugs or alcohol on the Employer’s premises, Employee’s use of illegal drugs or alcohol having an adverse effect on the performance of the Employee’s duties hereunder, or Employee’s use of illegal drugs or alcohol which, in the reasonable good-faith judgment of the Board, has materially damaged, or could materially damage, the reputation of the Employer; (v) Employee’s willful failure, gross negligence, or gross misconduct in the performance of his duties to the Employer; (vi) Employee’s gross malfeasance in the performance of his duties hereunder; (vii) Employee’s nonfeasance in the performance of his duties hereunder not cured within ten (10) business days after notice of such nonfeasance; (viii) Employee’s failure to follow a written order which is both legal and reasonable; or (ix) Employee’s breach of this Agreement not cured within ten (10) business days after notice of such breach.

If the Employer exercises its right to terminate the Employee for Cause, the Employer shall: (1) give the Employee written notice of termination at least ten (10) business days before the date of such termination specifying in detail the conduct constituting such Cause, and (2) deliver to the Employee a copy of a resolution duly adopted by a majority of the entire membership of the Board, excluding interested directors, after reasonable notice to the Employee and an opportunity for the Employee to be heard in person by members of the Board, finding that the Employee has engaged in such conduct.

d.	Termination Without Cause or Constructive Termination Without Cause.

The Employer may terminate the Employee’s employment at any time without Cause, provided that it gives written notice of termination at least ninety (90) days before the date of such termination. If the Employee’s employment is terminated without Cause, or if there is a constructive termination without Cause, as defined below, the Employee shall be entitled to receive from the Employer the following:

(i)       payment of any unpaid portion of his base salary through the date of such termination;

(ii)      reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder;

(iii)    the right to elect continuation coverage of insurance benefits to the extent required by law;

(iv)    full and immediate vesting of any unexercised stock options or restricted stock grants;

(v)      payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of the Employer, this Agreement, or any other agreement between the Employer and the Employee;

(vi)    payment of amounts equal to any premiums for health insurance continuation coverage under any the Employer health plans that is elected by the Employee or his beneficiaries pursuant to Section 4980B of the Internal Revenue Code, at a time or times mutually agreed to by the parties, but only so long as the Employee is not eligible for coverage under a health plan of another employer (whether or not he elects to receive coverage under that plan); and

(vii)   subject to limitations set forth below, a severance benefit in an amount equal to Three (3) times the largest annual base salary received by Employee under the Agreement if such termination occurs on or before December 31, 2020, and Four (4) times the largest annual base salary received by Employee under the Agreement if such termination occurs after December 31, 2020, but only if (x) Employee executes an agreement releasing the Employer from any further liability under this Agreement, (y) the period for revoking such release has expired, and (z) Employee has not materially breached the Confidential Information Agreement.

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The Employee shall be deemed to have earned and the Employer shall pay to Employee 75% of the total severance benefit in Section 6(d)(vii) above within thirty (30) days after all of the applicable conditions are satisfied. The remaining 25% of the severance benefit will be deemed earned by Employee, and the Employer shall pay to Employee such remaining 25% of the severance benefit within thirty (30) days following the first anniversary of the Employee’s termination date unless the Employee materially breaches the Confidential Information Agreement during the one year period following the Employee’s termination date, in which case such remaining 25% of the severance benefit will be deemed unearned and will not be paid. All severance benefits paid to the Employee shall be paid subject to all legally required payroll deductions and withholdings for sums owed by the Employer to the Employee.

For purposes of this Agreement, constructive termination without Cause shall mean a termination of the Employee at his own initiative following the occurrence, without the Employee’s prior written consent, of one or more of the following events not on account of Cause:

(1)	a material reduction in the Employee’s then current base salary;

(2)	a material diminution in the Employee’s authority, duties, or responsibilities;

(3)	a material diminution in the budget over which the Employee retains authority;

(4)	a material change in the geographic location at which the Employee must perform the services hereunder; or

(5)	Any other action or inaction which constitutes a material breach by the Employer of this Agreement.

In the event the Employee is terminated without Cause or there is a constructive termination without Cause, the Employee shall provide the Employer with written notice within ninety (90) days of the event and the Employer shall have thirty (30) days to cure the default.

e.       Voluntary Termination.

If the Employee voluntarily terminates his employment on his own initiative for reasons other than his death, disability, or constructive termination without Cause, he shall be entitled to:

(i)       payment of any unpaid portion of his base salary through the effective date of such termination;

(ii)      reimbursement for any outstanding reasonable business expenses he has incurred in performing his duties hereunder;

(iii)     the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)    payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of the Employer, this Agreement, or any other agreement between the Employer and the Employee.

A voluntary termination under this paragraph shall be effective upon fifteen (15) days’ prior written notice to the Employer unless the parties mutually agree to extend the effective date.

7.	Mitigation and Offset.

If the Employee’s employment is terminated during the term of this Agreement pursuant to the provisions of paragraph 6(d), above, the Employee shall be under no duty or obligation to seek or accept other employment, and no payment or benefits of any kind due him under this Agreement shall be reduced, suspended or in any way offset by any subsequent employment. The obligation of the Employer to make the payments provided for in this Agreement shall not be affected by any circumstance including, by way of example rather than limitation, any set-off, counterclaim, recoupment, defense, or other right that the Employer may assert, or due to any other employment or source of income obtained by the Employee.

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8.	Entitlement to Other Benefits.

Except as expressly provided herein, this Agreement shall not be construed as limiting in any way any rights or benefits the Employee, his spouse, dependents or beneficiaries may have pursuant to any other employee benefits plans or programs.

9.	CONFIDENTIALITY, Inventions, and Conflict of Interests Policy.

Employee agrees to abide by the terms of the Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A (the “Confidential Information Agreement”) upon commencing employment hereunder.

10.	Change of Control

In the event of merger, consolidation, or similar transaction in which the Employer is not the survivor, or the sale of all or substantially all of the assets of the Employer, the Employer shall cause the survivor or the transferee to expressly assume in writing the liabilities, obligations, and duties of the Employer under this Agreement and shall provide a copy of such written assumption to the Employee not less than ten (10) business days prior to the consummation of such merger, consolidation, or similar transaction, or the sale of all or substantially all of the assets of the Employer.

11.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall, if the Employer or the Employee so elects, be settled by arbitration, in accordance with the Commercial Arbitration Rules procedures of the American Arbitration Association. Arbitration shall occur before a single arbitrator; provided, however, that if the parties cannot agree on the selection of such arbitrator within thirty (30) days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of California. The Employer and the Employee each irrevocably consent to the jurisdiction of the federal and state courts located in State of California for this purpose. The arbitrator shall establish the extent of discovery permitted and shall be authorized to allocate the reasonable costs of arbitration between the parties. Notwithstanding the foregoing, the Employer, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as the Employer shall elect to enforce the Employee’s covenants herein.

12.	INDEMNIFICATION.

The Employer agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee or the Employer, or is or was serving at the request of the Employer as a director, officer, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be Indemnified and held harmless by the Employer to the fullest extent permitted or authorized by law and by the Employer’s articles of incorporation and bylaws. To the extent consistent with the foregoing, this obligation to indemnify the Employee and hold him harmless shall continue even if he has ceased to be a director, officer, member, employee or agent of the Employer or other such entity described above, and shall inure to the benefit of the Employee’s heirs, executors and administrators. The Employer shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by the Employer of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that the Employee is not entitled to be indemnified against such costs and expenses.

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Neither the failure of the Employer (including its Board, independent legal counsel or stockholders) to have made a determination before such Proceeding concerning payment of amounts claimed by the Employee under the paragraph above that indemnification of the Employee is proper because he has met the applicable standards of conduct, nor a determination by the Employer (including its Board, independent legal counsel or stockholders) that the Employee has not met such applicable standards of conduct, shall create a presumption that the Employee has not met the applicable standards of conduct.

Employee understands and acknowledges that the Employer may be required in the future to undertake with the Securities and Exchange Commission to submit in certain circumstances the question of indemnification to a court for a determination of the Employer’s right under public policy to indemnify Employee and the obligation to indemnify the Employee hereunder shall be expressly subject to the outcome of such determination.

13.	General Provisions.

a.                Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effective: (1) upon personal delivery; (2) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid; or (3) in the case of delivery by nationally recognized overnight delivery service, when received, addressed as follows:

If to the Employer to:

Global Cancer technology, Inc.

16776 Bernardo Center Drive #203

San Diego, CA 92128

With a copy (which shall not constitute notice) to:

Ronald N. Vance, Esq.

Pearson Butler & Carson, PLLC

1802 W. South Jordan Parkway

Suite 200

South Jordan, UT 84095

If to the Employee, to:

Mr. John Clark

13127 Avenida Granada

Poway, CA 92064

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

b.             Legal Expenses. Except as provided in Section 11 hereof, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

c.                Assignability and Binding Nature. No rights or obligations may be assigned or transferred by the Employer except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Employer is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Employer, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Employer and such assignee or transferee assumes the liabilities, obligations, and duties of the Employer, as contained in this Agreement, either contractually or as a matter of law. Notwithstanding any such assignment, the Employer shall not be relieved from liability under this Agreement. The obligations of the Employee are personal and no rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than his right to receive compensation and benefits, provided such assignment or transfer is otherwise permitted by law.

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d.               Amendment. This agreement may be amended or modified only by a written instrument executed by both the Employer and the Employee.

e.                Exhibits. Each of the exhibits referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

f.                Pronouns. Whenever the context might require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

g.               Captions. The captions appearing herein are for convenience of reference only and in no way define, limit or affect the scope or substance of any section hereof.

h.               Time. All reference herein to periods of days are to calendar days, unless expressly provided otherwise. Any reference herein to business days shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to remain closed. Where the time period specified herein would end on a weekend or holiday, the time period shall be deemed to end on the next business day.

i.                 Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the Employee and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter hereof.

j.                 Severability. In case any provision hereof shall be held by a court or arbitrator with jurisdiction over the Employer or the Employee to be invalid, illegal, or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the Employer and the Employee in accordance with applicable law, and the validity, legality, and enforceability of the remaining provisions shall in not way be affected or impaired thereby.

k.               Waiver. No delays or omission by the Employer or the Employee in exercising any right hereunder shall operate as a waiver of that or any other right. A waiver or consent given by the Employer or the Employee or any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

l.                 Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of California, without regard to its conflicts of laws principles.

m.           Jurisdiction; Service of Process. If neither the Employer or the Employee elects to be governed by the provisions of Section 11 hereof, the parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of California located in County of San Diego, and/or the United States District Court for the Southern District of California, in respect of any matter arising under this Agreement.

n.               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

o.               Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of separate counsel, or has been advised to obtain separate counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement. To the extent that a party elects not to consult with such counsel, the party hereby waives any defense to inadequate representation by counsel.

p.               Construction. This Agreement shall be construed as though all parties had drafted it.

q.               Non-Exclusivity of Remedies. The rights and remedies of the parties hereto shall not be mutually exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provision.

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r.                Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the parties hereto will be entitled to specific performance. Each of the parties agrees that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the respective day and year set forth below.

Employer:	Global Cancer technology, Inc.

Date: May 1, 2018	By: /s/ John P. Clark
Mr. John Clark-CEO

EMPLOYEE:

Date: May 1, 2018
/s/ John P. Clark
Mr. John Clark

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